Exhibit 99.02

For Immediate Release

DexCom Announces Board Additions; Names Kevin Sayer President

SAN DIEGO, CA – May 3, 2011 – DexCom, Inc. (NASDAQ:DXCM) today announced the appointment of two independent directors, Barbara E. Kahn and Martin L. “Chip” Doordan.

Barbara E. Kahn currently serves as the Patty and Jay H. Baker Professor of Marketing and the Director of the Jay H. Baker Retailing Center at The Wharton School, where she previously served for seventeen years as the Dorothy Silberberg Professor of Marketing. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida.

Martin L. “Chip” Doordan currently serves as Chief Executive Officer of Anne Arundel Health System, Inc., a not-for-profit healthcare system based in Annapolis, Maryland that offers a broad range of health care services with over 3,200 employees. Mr. Doordan joined the Anne Arundel Medical Center in 1972 and was named as president of Anne Arundel Medical Center in 1988. In 1994, Mr. Doordan assumed leadership of Anne Arundel Health System. Among other things, Mr. Doordan has overseen the expansion of Anne Arundel Medical Center’s new campus, which doubles the size of its prior campus.

“We are delighted to announce the addition of Barbara and Chip to the Board,” noted Jonathan Lord, Chairman of the Board of DexCom. “Both of these skilled business leaders bring a unique and valuable set of talents to our Board that will contribute to the company’s growth strategy. Barbara is an internationally recognized scholar on variety seeking, brand loyalty, retail assortment issues and patient decision-making, whose research provides marketing managers with a better understanding of the consumer choice process. Chip’s deep technical knowledge and expertise in in-patient management strongly compliments our business as we expand our efforts in the hospital sector. We welcome Barbara and Chip to our Board of Directors.”

DexCom also announced today that, effective June 1, 2011, Kevin Sayer will assume the role of President, reporting to Terrance H. Gregg, who will continue to serve as the company’s Chief Executive Officer. Mr. Gregg will continue to lead the day-to-day operations of DexCom, supported by Mr. Sayer, with Steven Pacelli, DexCom’s Chief Operating Officer and Jorge Valdes, DexCom’s Chief Technical Officer, reporting to Mr. Sayer. Mr. Sayer will continue to serve as a member of the Board of Directors, but has resigned as Chairman of the Audit Committee effective immediately.

“As our business matures and product portfolio grows, and as we tap new opportunities and markets around the globe, seasoned leadership will be critical to achieving our goals. I have a long history with Kevin going back to my tenure at MiniMed, and his extensive knowledge of our business and proven leadership skills will enhance our bench strength and expand our bandwidth as CGM continues its adoption as a significant tool in diabetes care,” said Mr. Gregg. “This organizational structure will allow us to take advantage of the full range of our management talent and experience, and will allow each of us to sharply focus on executing our plans for the future.”

Kevin Sayer has served on our Board of Directors since November 2007. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd., or Biosensors, a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. Mr. Sayer also served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. DexCom’s actual results may differ materially from those anticipated in these forward-looking statements. DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended March 31, 2011, as filed with the Securities and Exchange Commission on May 3, 2011.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com